Exhibit 5.1

Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: (312) 876-7700    Fax: (312) 993-9767
www.lw.com
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November 2, 2007
Ulta Salon, Cosmetics & Fragrance, Inc.
1135 Arbor Drive
Romeoville, Illinois 60446

Re:	Registration Statement on Form S-8 with respect to 8,798,798 shares of Common Stock, par value $0.01 per share
Ladies and Gentlemen:
     In connection with the preparation and filing by Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of an aggregate of 9,407,837 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), including (i) 4,759,144 Shares issuable pursuant to Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan (the “2007 Plan”), (ii) 4,110,664 Shares issuable pursuant to Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan (the “2002 Plan”), and (iii) 538,029 Shares issuable pursuant to Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan (the “Restricted Stock Option Plan”, and, together with the 2007 Plan and the 2002 Plan, the “Plans”), you have requested our opinion with respect to the matters set forth below.
     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

November 2, 2007

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within the state.
     Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and, when issued as contemplated by the terms of the Plans, will be validly issued, fully paid and nonassessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Latham & Watkins LLP LATHAM & WATKINS LLP